[Coopers & Lybrand L.L.P. Letterhead]


                       Consent of Independent Auditors


     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1995 Stock-Based Incentive Compensation Plan and the 1996 Non Employee Director Stock-Based Incentive Compensation Plan of The Carbide/Graphite Group, Inc. of our report dated September 10, 1997, except for
Note 16 as to which the date is September 26, 1997, on our audits of the consolidated financial statements and financial statement schedules of The Carbide/Graphite Group, Inc. included in its Annual Report on Form 10-K for the fiscal year ended July 31, 1997

                                        /s/ Coopers & Lybrand

                                        June 23, 1998